Exhibit 99.1

FORM OF	ID:
HYPERION SOLUTIONS CORPORATION Notice of Grant of Stock Options

Option Number:
Plan:
ID:

This document constitutes notice (“Notice”) that Hyperion Solutions Corporation (“Hyperion”) has granted you (“Optionee”) an option (“Option”) to purchase shares of Hyperion common stock under the Hyperion Solutions Corporation 2004 Equity Incentive Plan(“Plan”) according to the terms herein. To accept this Option, sign one copy of this Notice and return it to Lisa Deilus, Stock Administration, in the envelope provided.

Optionee:
Grant Date:
Vesting Commencement Date:
Exercise Price: Expiration Date:	per share
Number and Type of Option Shares:

Exercise Schedule: The Option shall become exercisable with respect to [VESTING SCHEDULE]. In no event shall the Option become exercisable for any additional Option Shares after Optionee’s cessation of Service.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Plan. Optionee further agrees to be bound by the terms of the Plan and this Notice. Optionee hereby acknowledges access upon and receipt of the Plan and official prospectus for the Plan via GlobalSource (the Corporation’s intranet at http://globalsource). A copy of the Plan and prospectus are also available upon request made to the Corporate Secretary at Hyperion’s principal offices.

All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Plan. Subject to the Plan, your Option vests (becomes exercisable) as specified above, calculated to the closest whole share, so that all Option Shares will become purchasable as specified in the Notice.

To purchase Option Shares under this Option, Optionee should contact Hyperion’s designated broker and follow the website procedure or the telephone procedures that are in place at the time of the exercise (information can be found on GlobalSource). In the event that there are no website or telephone procedures in place at the time of exercise, Optionee may submit a completed exercise agreement on a form approved by the Hyperion, together with payment for the Option Shares. Optionee may pay Hyperion for the Option Shares (plus any associated withholding taxes) using cash, a check, a wire transfer or any other form of payment listed in section 6.4(c) of the Plan and permitted by the Administrator at the time of exercise including cashless exercise through the designated broker. As described more fully in the Plan, Option Shares available under this Option must be purchased, if at all, no later than the Expiration Date, and within three (3) months of any termination of employment with Hyperion.

Nothing in this Notice or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Hyperion (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

OPTIONEE:

	By	Godfrey Sullivan President and Chief Executive Officer